China Green Agriculture, Inc.
Unaudited Pro Forma Condensed Combined Financial Statements

On July 2, 2010, China Green Agriculture, Inc. (the “Company”, “we” or “us”) closed an acquisition with Beijing Gufeng Chemical Products Co., Ltd (“Gufeng”) and its direct, wholly-owned subsidiary Beijing Tianjuyuan Fertilizer Co., Ltd (“Tianjuyuan”) to purchase all of Gufeng’s outstanding equity interests. The Company, through its wholly-owned subsidiary Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Jinong”), acquired Gufeng and its subsidiary, Tianjuyuan, pursuant to (i) a Share Transfer Agreement with Mr. Qing Xin Jiang and Ms. Qiong Jia (collectively, the “Gufeng Shareholders”) and (ii) a Supplementary Agreement with the Gufeng Shareholders, under which Jinong acquired all of the equity interests in Gufeng for a purchase price of $8,849,558 in cash and the issuance of an aggregate of 2,275,931 shares of common stock, par value $0.001 per share, of the Company to the Gufeng Shareholders or their designees for a total purchase price of approximately $31.8 million.

The following unaudited pro forma condensed combined balance sheet presents our historical financial position combined with Gufeng as if the acquisition and the financing for the acquisition had occurred on July 1, 2009, and includes adjustments which give effect to events that are directly attributable to the transaction and that are factually supportable, regardless of whether they have a continuing impact or are nonrecurring. The unaudited pro forma condensed combined statements of income present the combined results of our operations with Gufeng as if the acquisition and the financing for the acquisition had occurred at the beginning of the period presented and include adjustments that are directly attributable to the acquisition, are expected to have a continuing impact on the combined results, and are factually supportable. The unaudited pro forma financial statements are not necessarily indicative of what our financial position or consolidated results of operations actually would have been had we completed the acquisition at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the financial position or operating results of the combined company as of any date or for any future period.

We have prepared the unaudited pro forma condensed combined financial information using the acquisition method of accounting. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The unaudited pro forma consolidated financial statements do not give effect to any restructuring costs or to any potential cost savings or other operating efficiencies that could result from the acquisition. Accordingly, our estimated cost to acquire Gufeng of approximately $31.8 million has been allocated to the assets acquired and liabilities assumed according to their estimated fair values at the date of acquisition. Any excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill. We are currently determining the fair values of a significant portion of these net assets. The preliminary work performed in estimating the fair values is reflected in these unaudited pro forma condensed combined financial statements. The final determination of these fair values will be completed as soon as possible but no later than one year from the acquisition date.

CHINA GREEN AGRICULTURE INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED JUNE 30, 2010
( DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

	China Green Agriculture Inc.	Beijing Gufeng Chemical Products Co., Ltd.	Pro Forma Adjustments		Notes	Pro Forma Combined
Net sales	$52,091	$59,860	$			$111,951
Cost of goods sold	21,139	54,072				75,211
Gross profit	30,952	5,788				36,740
Operating expenses
Selling expenses	2,203	975				3,178
General and administrative expenses	3,822	1,107		225	(a)	5,154
Total operating expenses	6,026	2,082		225		8,332
Income from operations	24,927	3,706		(225)		28,408
Other income (expense)
Other income (expense)	(5)	14				9
Interest income	275	-				275
Interest expense	(112)	(31)				(144)
Total other income (expense)	158	(17)		-		141
Income before income taxes	25,084	3,689		(225)		28,548
Provision for income taxes	3,795	-		76	(b)	3,871
Income before minority interests	21,290	3,689		(148)		24,830
Net income	21,290	3,689		(148)		24,830

Basic weighted average shares outstanding	23,468	2,276				25,744
Basic net earnings per share	$0.91		$			$0.96
Diluted weighted average shares outstanding	23,468	2,276				25,744
Diluted net earnings per share	0.91					0.96

The accompanying notes are an integral part of these consolidated financial statements.

CHINA GREEN AGRICULTURE INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2010
( DOLLARS IN THOUSANDS)

ASSETS
	China Green Agriculture Inc.	Beijing Gufeng Chemical Products Co., Ltd.	Pro Forma Adjustments (Note 3)	Notes	Pro Forma Combined

Current Assets
Cash and cash equivalents	$62,335	2,213	$(8,850)	(c)	$55,698
Accounts receivable, net	15,572	307	(31)	(d)	15,848
Inventories	11,263	17,890	(1,789)	(d)	27,364
Other assets	87	-	-		87
Related party receivables	-	66	(13)	(d)	53
Advances to suppliers	221	421	(42)	(d)	601
Total Current Assets	89,478	20,898	(10,725)		99,651

Plant, Property and Equipment, Net	29,369	13,858	322	(d)	43,549

Construction In Progress	257	765	(77)	(d)	946

Other Assets - Non Current	1,099	-			1,099

Goodwill and Other Intangible Assets, Net	11,586	115	21,689	(e)	33,390

Total Assets	$131,788	35,636	$11,210		$178,634

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$328	5,859	$(586)	(d)	$5,601
Unearned revenue	42	19,162	(5,749)	(d)	13,455
Other payables and accrued expenses	508	1,552	(155)	(d)	1,905
Amount due to related parties	68	522	(52)		538
Taxes payable	2,304	13	(1)		2,316
Short term loans	-	3,908	(391)	(d)	3,517
Total Current Liabilities	3,250	31,016	(12,683)		21,583

Stockholders' Equity
Common stock, $.001 par value, 115,197,165 shares authorized, 24,572,328 and 12,281,569 shares issued and outstanding as of June 30, 2010 and 2009, respectively)	25	4,068	(4,066)	(f)	27
Additional paid-in capital	75,756	-	22,987	(f)	98,743
Statuary reserve	5,865	629	(629)	(f)	5,865
Retained earnings	43,536	(66)	(158)	(f)	43,312
Accumulated other comprehensive income	3,357	(11)	11	(f)	3,357
Total Stockholders' Equity	128,538	4,621	18,144		151,302

Total Liabilities and Stockholders' Equity	$131,788	35,636	$5,461		$178,634

The accompanying notes are an integral part of these consolidated financial statements.

See notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(Dollars in thousands, except per-share data)

Note 1: Description of transaction and basis of presentation
On July 2, 2010, we acquired all of the outstanding equity interests of Gufeng and its wholly-owned subsidiary Tianjuyuan for an estimated purchase price of approximately $31.8 million. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States (GAAP). Under the purchase method of accounting, the assets and liabilities of Gufeng are recorded as of the completion of the acquisition, at their respective fair values, and consolidated with our assets and liabilities. The results of operations of Gufeng will be consolidated beginning on the date of the acquisition. Our financial statements issued after completion of the acquisition will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Gufeng.

Note 2: Purchase price
For the purposes of this pro forma analysis, the purchase price has been preliminarily allocated based on an estimate of the fair value of assets and liabilities acquired as of the date of acquisition. The determination of estimated fair value requires management to make significant estimates and assumptions. The final valuation of net assets is expected to be completed as soon as possible but no later than one year from the acquisition date. We will adjust our estimates as needed based upon the final valuation.

ELEMENTS OF PURCHASE CONSIDERATION
Cash	$8,850
Equity paid for Gufeng’s outstanding shares	22,989
Estimated transaction costs incurred	(225)

Estimated purchase price	$31,614

Purchase price allocation:
Cash	2,213
Property, plant, and equipment	14,180
Inventory	16,101
Goodwill and other intangible assets, net [1]	21,804
Short term loan	(3,517)
Unearned revenue	(13,413)
Other net assets	(5,754)

$31,614

[1]
For purposes of the unaudited pro forma condensed combined financial statements, the estimate related to acquired identifiable intangible assets is allocated to Gufeng and its wholly-owned subsidiary. We will adjust our estimates as needed based upon the final valuation, which is expected to be completed within one year after the completion of the acquisition.

In accordance with the requirements of Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets, any goodwill associated with the acquisition will not be amortized, but will be evaluated for impairment on a periodic basis.

Note 3: Pro Forma Adjustments
Adjustments included in the column under the heading “Pro Forma Adjustments” primarily relate to the following:

(a)	the increase of general & administration expenses of $0.22 million related to estimated transaction costs;
(b)	the adjustment to income taxes for pro forma adjustments at the statuary rate;
(c)	the reduction of cash by $8.85 million utilized to finance the acquisition;
(d)	the adjustments due to valuation of assets and liabilities at the estimated fair value.
(e)
the increase of identifiable intangible assets acquired of $1.6 million and goodwill of $14.26 million. Goodwill for pro forma purposes is determined utilizing the net assets as if the acquisition was completed on June 30, 2010, rather than July 2, 2010;

(f)	the elimination of the historical balances of common stock, additional paid-in-capital, retained earnings, and accumulated other comprehensive loss, associated with Gufeng.